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                                                                  EXHIBIT 4.18







                                FIRST SUPPLEMENT

                                       to

                              MASTER UNIT AGREEMENT

                                     between

                         AMERICAN MUTUAL HOLDING COMPANY

                                       and

                    FIRST UNION NATIONAL BANK, as Unit Agent









                            Dated September 20, 2000




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                          FIRST SUPPLEMENTAL AGREEMENT

     This First Supplemental Agreement (this "First Supplemental Agreement"), dated as of September 20, 2000, is among AMERICAN MUTUAL HOLDING COMPANY, an Iowa mutual insurance holding company ("AMHC"), as successor to AMERUS LIFE HOLDINGS, INC., an Iowa insurance holding company (the "Company"), and FIRST UNION NATIONAL BANK, a national banking corporation, acting as unit agent for the Holders of Units from time to time (the "Unit Agent").

     WHEREAS, the Company and the Unit Agent entered into a Master Unit Agreement, dated as of July 27, 1998 (the "Master Unit Agreement"), in which the obligations of the Company under the Units are provided;

     WHEREAS, AMHC has executed a Plan of Conversion, dated as of December 17, 1999, pursuant to which AMHC will convert from a mutual insurance holding company into a stock holding company;

     WHEREAS, the Company and AMHC have entered into an Agreement and Plan of Merger, dated December 17, 1999 (the "Merger Agreement"), pursuant to which the Company will merge with and into AMHC, with AMHC continuing as the surviving company (the "Merger") and AMHC will thereafter change its name to AmerUs Group Co.;

     WHEREAS, AMHC wishes to assume the obligations of the Company under the Master Unit Agreement, as authorized by Article Eight of the Master Unit Agreement and without the consent of the Holders; and

     WHEREAS, AMHC wishes to provide the rights provided by Section 506 of the Master Unit Agreement to the Holders of each Outstanding Unit, pursuant to the requirements of Section 5.06(b) of the Master Unit Agreement, as authorized by Article Eight of the Master Unit agreement and without the consent of the Holders.

     NOW THEREFORE, in consideration of the foregoing, the parties agree as follows:

Section 1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Master Unit Agreement.

Section 2. Assumption. AMHC hereby agrees to assume the obligations of the Company, as its successor, under the Master Unit Agreement and to be bound by the provisions of such agreements.

Section 3. Adjustment of Settlement Rate. The Holders of each Outstanding Unit shall have the rights provided by Section 506 of the Master Unit Agreement and adjustment to the Settlement Rate will be made accordingly.



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Section 4.  Subsequent Adjustment of Settlement Rate. Adjustments to the
            Settlement Rate for events that occur subsequent to the Effective Time (as defined in the Merger Agreement) of the Merger shall be as nearly equivalent as may be practicable to adjustments provided for in Section 506.

Section 5. Notice. Section 1.05 of the Master Unit Agreement will be amended to delete the Trustee's notice address and insert the following notice in lieu thereof:

                           401 South Tryon Street
                           12th Floor
                           Charlotte, NC 28288-1179

Section 6. Effectiveness. This Supplemental Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement) of the Merger.

Section 7. Counterparts. This Supplemental Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same agreement.

Section 8. Governing Law. This Supplemental Agreement will be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplemental Agreement as of the date set forth above.


                                    AMERICAN MUTUAL HOLDING COMPANY


                                    By: /s/ Roger K. Brooks
                                        ---------------------------------------
                                          Name:  Roger K. Brooks
                                          Title: Chairman, President and
                                                 Chief Executive Officer


                                    FIRST UNION NATIONAL BANK, as Unit Agent


                                    By: /s/ Shawn K. Bednasek
                                        ---------------------------------------
                                          Name:  Shawn K. Bednasek
                                          Title: Vice President